EXHIBIT 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of this 14th day of September, 2005 by and between CERTEGY, INC. (the “Company”), and JEFFREY S. CARBIENER (the “Employee”).

RECITALS:

WHEREAS, the Company and Employee have previously entered into a letter agreement dated May 2002 (“Prior Agreement”) specifying the payments and benefits payable to the Employee in the event the Employee’s employment is terminated in connection with a “Change in Control” of the Company (as defined in the Prior Agreement); and

WHEREAS, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated the date hereof with C Co Merger Sub, LLC and Fidelity National Information Services, Inc.; and

WHEREAS, the Merger constitutes a Change in Control as defined in the Prior Agreement; and

WHEREAS, the Company desires to terminate the Prior Agreement and enter into this Agreement to recognize Employee’s superior performance and continuing value to the Company and its shareholders; and

WHEREAS, Employee desires to continue his employment with the Company on the terms and conditions provided herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.            Purpose and Effectiveness.

(a)                              The purpose of this Agreement is to terminate the Prior Agreement, to recognize Employee’s significant contributions to the overall financial performance and success of the Company, to protect the Company’s business interests through the addition of restrictive covenants, and to provide a single, integrated document which shall provide the basis for Employee’s continued employment by the Company;

(b)                             In consideration of and immediately upon the termination of the Prior Agreement, the Company shall pay to Employee $500,000 and Employee shall release all rights and claims that Employee has, had or may have against the Company pursuant to or arising under such Prior Agreement; and

(c)                              This Agreement shall not be effective until the Effective Time (as defined in the Merger Agreement) (the “Effective Date”), and this Agreement shall terminate immediately if the Merger Agreement is terminated in accordance with its terms prior to the Effective Time.

2.            Employment and Duties.   Subject to the terms and conditions of this Agreement, the Company employs the Employee to serve in an executive and managerial capacity, and Employee accepts such employment and agrees to perform such reasonable responsibilities and duties commensurate with the aforesaid position as set forth in the Articles of Incorporation and Bylaws of the Company and as directed by the Company’s President.

3.            Term.   The term of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years ending on the third (3rd) anniversary of the Effective Date, subject to prior termination as set forth in Section 8, below (the “Term”). The Term may be extended at any time upon mutual agreement of the parties.

4.            Salary.   During the Term, the Company shall pay the Employee a minimum base annual salary, before deducting all applicable withholdings, of $400,000 per year, payable at the times and in the manner dictated by the Company’s standard payroll policies. Such minimum base annual salary may be periodically reviewed and increased (but not decreased) at the discretion of the Company to reflect, among other matters, cost of living increases and performance results.

5.            Other Compensation and Fringe Benefits.   In addition to any bonus, pension, deferred compensation and other plans that the Company may from time to time make available to the Employee upon mutual agreement, including the ability to qualify for the Chairman’s Roundtable, the Employee shall be entitled to the following:

(a)                              The standard Company benefits available to other executives of the Company;

(b)                             an annual incentive bonus opportunity (“Annual Bonus”) for each calendar year included in the Term, with such opportunity to be earned based upon attainment of performance objectives established by the Compensation Committee (the “Committee”) of the Board. For the year 2006, the bonus formula is set forth on Exhibit A attached hereto. The Employee’s target Annual Bonus opportunity shall be not less than 150% of the Employee’s Annual Base Salary. The Employee’s target Annual Bonus opportunity may be periodically reviewed and increased (but not decreased without the Employee’s express written consent) at the discretion of the Company. Subject to Section 8, the Annual Bonus shall become fully vested at the end of each calendar year within the Term and shall be paid no later than March 15th of the following year.; and

(c)                              A grant of a non-qualified option to purchase 350,000 shares of the Company’s Common Stock (the “Options”). The Options shall be granted pursuant to the Company’s Stock Incentive Plan (the “Plan”) and shall be subject to the terms and conditions of a stock option agreement and notice of stock option to be issued pursuant to the Plan. The Options will have an eight-year term and will be granted at an exercise price equal to the closing price per share of the Company’s common stock as quoted on the New York Stock Exchange on the Effective Date. The Options will vest in four equal annual installments beginning on the first anniversary of the Effective Date and ending on the fourth anniversary of the Effective Date; provided, however, that all unvested Options will vest immediately if this Agreement expires because the Company elects not to extend the Term.

The Company shall deduct from all compensation payable to the Employee under this Agreement any taxes or withholdings the Company is required to deduct pursuant to state and federal laws or by mutual agreement between the parties.

6.            Vacation.   For and during each year of the Term and any extensions thereof, the Employee shall be entitled to reasonable paid vacation periods consistent with his position with the Company. In addition, the Employee shall be entitled to such holidays consistent with the Company’s standard policies or as the Company’s President may approve.

7.            Expense Reimbursement.   In addition to the compensation and benefits provided herein, the Company shall, upon receipt of appropriate documentation, reimburse the Employee each month for his reasonable travel, lodging, entertainment, promotion and other ordinary and necessary business expenses.

8.            Termination.

(a)                              For Cause.   The Company may terminate this Agreement immediately for cause upon written notice to the Employee, in which event the Company shall be obligated to pay the Employee that portion of the minimum base annual salary and any vested Annual bonus payment due him through the date of termination. Cause shall be limited to the Employee’s (i)  failure to perform duties consistent with a commercially reasonable standard of care; (ii) willful neglect of duties; (iii) conviction of or pleading nolo contondre to charges of criminal or other illegal activities involving dishonesty; or (iv) material breach of the Agreement.

(b)                             Without Cause.   Either party may terminate this Agreement immediately without cause by giving written notice to the other. If the Company terminates under this Section 8(b), then it shall pay to the Employee an amount equal to the Employee’s minimum annual base salary in effect as of the date of termination for the remainder of the Term and, to the extent permitted by the terms of the option grant set forth in Section 5(c), the options granted to the Employee which had not vested as of the date of termination hereunder shall vest immediately. If the Employee terminates under this Section 8(b), the Company shall be obligated to pay the Employee the minimum annual base salary due him through the date of termination.

(c)                              Disability.   If the Employee fails to perform his duties hereunder on account of illness or other incapacity for a period of ninety consecutive days, then the Company shall have the right upon written notice to the Employee to terminate this Agreement without further obligation by paying the Employee the minimum base annual salary, without offset, for the remainder of the Term in a lump sum or as otherwise directed by the Employee.

(d)                             Death.   If the Employee dies during the Term, then this Agreement shall terminate immediately and the Employee’s legal representatives shall be entitled to receive the minimum annual base salary for the remainder of the Term in a lump sum or as otherwise directed by the Employee’s legal representative.

(e)                              Effect of Termination.   Termination for Cause or Without Cause shall not constitute a waiver of the Company’s right under this Agreement nor a release of the Employee from any obligation hereunder except his obligation to perform his day-to-day duties as an employee.

9.            Severance Payment.

(a)                              The Employee may terminate his employment hereunder for “Good Reason,” which for purposes of this Agreement shall mean a “change in control of the Company.”  A “change in control of the Company,” for purposes of this Agreement, shall be deemed to have occurred if (i) there shall be consummated (x) any consolidation or merger of the Company other than a consolidation or merger of the Company in which the holders of the Company’s Common Stock immediately prior to the merger own more than 50% of the voting securities of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) any “person” (such as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Company or any “person” who, on the date hereof, is a director or officer of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the

Exchange Act), of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities. Notwithstanding anything herein to the contrary, an offering and sale to the public of any shares or equity securities of the Company or any of its subsidiaries pursuant to a registration statement in the United States shall not constitute a change of control for purposes of this Agreement. The Employee may only terminate this Agreement due to change in control of the Company during the period commencing 60 days and expiring 365 days after such change in control.

(b)                             If the Employee terminates his employment for Good Reason, then:

(i)                                 The Company shall pay the Employee his minimum base annual salary due him through the end of the Term; and

(ii)                             To the extent permitted by the terms of the option grant set forth in Section 5(c), the options granted to the Employee which had not vested as of the date of termination hereunder shall vest immediately.

10.          Non-Delegation of Employee’s Rights.   The obligations, rights and benefits of the Employee hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer.

11.          Confidential Information.   The Employee acknowledges that in his capacity as an executive officer and employee of the Company he will occupy a position of trust and confidence and he further acknowledges that he will have access to and learn substantial information about the Company, its affiliates and their operations that is confidential or not generally known in the industry including, without limitation, information that relates to purchasing, sales, customers, marketing, the Company’s and its affiliates’ financial positions and financing arrangements, trade secrets, valuable confidential business or professional information, substantial knowledge and information of the Company’s and its affiliates’ business, substantial relationships with specific prospective or existing customers or clients, customer or client goodwill, and other valuable information. The Employee agrees that all such information is proprietary or confidential, or constitutes trade secrets and is the sole property of the Company and/or its affiliates, as the case may be. The Employee will keep confidential, and will not reproduce, copy or disclose to any other person or firm, any such information or any documents or information relating to the Company’s or its affiliates’ methods, processes, customers, accounts, analyses, systems, charts, programs, procedures, correspondence or records, or any other documents used or owned by the Company or any of its affiliates, nor will the Employee advise, discuss with or in any way assist any other person, firm or entity in obtaining or learning about any of the items described in this Section 11. Accordingly, the Employee agrees that during the Term and at all times thereafter he will not disclose, or permit or encourage anyone else to disclose, any such information, nor will he utilize any such information, either along or with others, outside the scope of his duties and responsibilities with the Company and its affiliates.

12.          Non-Competition During Employment Term.   The Employee agrees that, during the term and any extensions thereof, he will devote substantially all his business time and effort, and give undivided loyalty, to the Company and its affiliates. He will not engage in any way whatsoever, directly or indirectly, in any business that is competitive with the Company or its affiliates, nor solicit, or in any manner work for or assist any business which is competitive with the Company or its affiliates. In addition, during the Term and any extensions thereof, the Employee will undertake no planning for or organization of any business activity competitive with the work he performs as an employee of the Company, and the Employee will not combine or conspire with any other employee of the Company or any other person for the purpose of organizing any such competitive business activity.

13.          Non-Competition After Employment Term.   The parties acknowledge that as an executive officer and employee of the Company the Employee will acquire trade secrets, valuable confidential business or professional information, substantial knowledge and information concerning the Company’s and its affiliates’ business, substantial relationships with specific prospective or existing customers or clients, customer or client goodwill, and other valuable information. The Employee acknowledges that these items, as well as others gained by him through his employment, constitute a legitimate business interest for the Company to protect through this restrictive covenant. The parties further acknowledge that the scope of business in which the Company and its affiliates are engaged as of the Effective Date is national and very competitive and one in which few companies can successfully compete. Competition by an executive officer such as the Employee in that business after this Agreement is terminated would severely injure the Company and its affiliates. Accordingly, for a period of one year after this Agreement is terminated or the Employee leaves the employment of the Company for any reason whatsoever, except as stated herein below, the Employee agrees (i) not to become an employee, consultant, advisor, principal, partner or substantial shareholder of any firm or business that in any way competes with the Company or its affiliates in any of its presently-existing or then-existing products or markets; and (ii) not to solicit any person or business that was at the time of such termination and remains a customer or prospective customer, or an employee of the Company or an affiliate. Notwithstanding any of the foregoing provisions to the contrary, the Employee shall not be subject to the restrictions set forth in this Section 13 under the following circumstances:

(a)                              If the Employee’s employment with the Company is terminated by the Company without cause;

(b)                             If the Employee’s employment with the Company is terminated as a result of the Company’s unwillingness to extend the Term of this Agreement; or

(c)                              If the Employee leaves the employment of the Company for Good Reason pursuant to Section 9, above.

14.          Return of Company Documents.   Upon termination of this Agreement, Employee shall return immediately to the Company all records and documents of or pertaining to the Company or its affiliates and shall not make or retain any copy or extract of any such record or document.

15.          Improvements and Inventions.   Any and all improvements or inventions, which the Employee may make or participate in during the period of his employment, shall be the sole and exclusive property of the Company. The Employee will, whenever requested by the Company, execute and deliver any and all documents which the Company shall deem appropriate in order to apply for and obtain patents for improvements or inventions or in order to assign and convey to the Company the sole and exclusive right, title and interest in and to such improvements, inventions, patents or applications.

16.          Actions.   The parties agree and acknowledge that the rights conveyed by this Agreement are of a unique and special nature and that the Company will not have an adequate remedy at law in the event of a failure by the Employee to abide by its terms and conditions nor will money damages adequately compensate for such injury. It is, therefore, agreed between the parties that, in the event of a breach by the Employee of any of his obligations contained in this Agreement, the Company shall have the right, among other rights, to damages sustained thereby and to obtain an injunction or decree of specific performance from any court of competent jurisdiction to restrain or compel the Employee to perform as agreed herein. The Employee agrees that this Section 16 shall survive the termination of his employment and he shall be bound by its terms at all times subsequent to the termination of his employment for so long a period as Company continues to conduct the same business or businesses as conducted during the Term or any extensions thereof. Nothing contained herein shall in any way limit or exclude any other right granted by law or equity to the Company.

17.          Excise Tax Gross-up Payments.

(a)                              If any payments or benefits paid or provided or to be paid or provided to the Employee or for his benefit pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Company or its subsidiaries or the termination thereof (a “Payment” and, collectively, the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then, except as otherwise provided in this Section 17(a), the Employee will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by the Employee of all income taxes, all employment taxes and any Excise Tax imposed upon the Gross-Up Payment (including any related interest and penalties), the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax (including any related interest and penalties) imposed upon the Payments. Notwithstanding the foregoing, if the amount of the Payments does not exceed by more than 3% the amount that would be payable to the Employee if the Payments were reduced to one dollar less than what would constitute a “parachute payment” under Section 280G of the Code (the “Scaled Back Amount”), then the Payments shall be reduced, in a manner determined by the Employee, to the Scaled Back Amount, and the Employee shall not be entitled to any Gross-Up Payment.

(b)                             An initial determination of (i) whether a Gross-Up Payment is required pursuant to this Agreement, and, if applicable, the amount of such Gross-Up Payment or (ii) whether the Payments must be reduced to the Scaled Back Amount and, if so, the amount of such reduction, will be made at the Company’s expense by an accounting firm selected by the Company. The accounting firm will provide its determination, together with detailed supporting calculations and documentation, to the Company and the Employee within ten (10) business days after the date of termination of Employee’s employment, or such other time as may be reasonably requested by the Company or the Employee. If the accounting firm determines that no Excise Tax is payable by the Employee with respect to a Payment or Payments, it will furnish the Employee with an opinion to that effect. If a Gross-Up Payment becomes payable, such Gross-Up Payment will be paid by the Company to the Employee within thirty (30) business days of the receipt of the accounting firm’s determination. If a reduction in Payments is required, such reduction shall be effectuated within thirty (30) business days of the receipt of the accounting firm’s determination. Within ten (10) business days after the accounting firm delivers its determination to the Employee, the Employee will have the right to dispute the determination. The existence of a dispute will not in any way affect the Employee’s right to receive a Gross-Up Payment in accordance with the determination. If there is no dispute, the determination will be binding, final, and conclusive upon the Company and the Employee. If there is a dispute, the Company and the Employee will together select a second accounting firm, which will review the determination and the Employee’s basis for the dispute and then will render its own determination, which will be binding, final, and conclusive on the Company and on the Employee for purposes of determining whether a Gross-Up Payment is required pursuant to this Section 17(b) or whether a reduction to the Scaled Back Amount is required, as the case may be. If as a result of any dispute pursuant to this Section 17(b) a Gross-Up Payment is made or additional Gross-Up Payments are made, such Gross-Up Payment(s) will be paid by the Company to the Employee within thirty (30) business days of the receipt of the second accounting firm’s determination. The Company will bear all costs associated with the second accounting firm’s determination, unless such determination does not result in additional Gross-Up Payments to the Employee or unless such determination does not mitigate the reduction in Payments required to arrive at the Scaled Back Amount, in which case all such costs will be borne by the Employee.

(c)                              For purposes of determining the amount of the Gross-Up Payment and, if applicable, the Scaled Back Amount, the Employee will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made or the Scaled Back Amount is determined, as the case may be, and applicable state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee’s residence on the date of termination of Employee’s employment, net of the maximum reduction in federal income taxes that would be obtained from deduction of those state and local taxes.

(d)                             As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that Gross-Up Payments which will not have been made by the Company should have been made, the Employee’s Payments will be reduced to the Scaled Back Amount when they should not have been or the Employee’s Payments are reduced to a greater extent than they should have been (an “Underpayment”) or Gross-Up Payments are made by the Company which should not have been made, the Employee’s Payments are not reduced to the Scaled Back Amount when they should have been or they are not reduced to the extent they should have been (an “Overpayment”). If it is determined that an Underpayment has occurred, the accounting firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Employee. If it is determined that an Overpayment has occurred, the accounting firm shall determine the amount of the Overpayment that has occurred and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by the Employee (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company; provided, however, that if the Company determines that such repayment obligation would be or result in an unlawful extension of credit under Section 13(k) of the Exchange Act, repayment shall not be required. The Employee shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contest or disputes with the Internal Revenue Service in connection with the Excise Tax.

(e)                              The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require a payment resulting in an Underpayment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

(i)                                 give the Company any information reasonably requested by the Company relating to such claim,

(ii)                             take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)                         cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)                           permit the Company to participate in any proceeding relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including related interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 17(e), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee, on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including related interest or penalties) imposed with respect to such advance or with respect to any imputed income with respect to such advance. The Company’s control of the contest shall be limited to issues that may impact Gross-Up Payments or reduction in Payments under this Section 17, and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(f)                                If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 17(e), the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company’s complying with the requirements of Section 17(e)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 17(e), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid.

18.          Entire Agreement and Amendment.   This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and supersedes and replaces all prior agreements, understandings and commitments with respect to such subject matter, including, without limitation, the Prior Agreement. This Agreement may be amended only by a written document signed by both parties to this Agreement.

19.          Governing Law.   Florida law shall govern the construction and enforcement of this Agreement and the parties agree that any litigation pertaining to this Agreement shall be adjudicated in courts located in Florida.

20.          Attorneys’ Fees.   If any party finds it necessary to employ legal counsel or to bring an action at law or other proceedings against the other party to enforce any of the terms hereof, the party prevailing in any such action or other proceeding shall be paid by the other party its reasonable attorneys’ fees as well as court costs, all as determined by the court and not a jury.

21.          Severability.   If any section, subsection or provision hereof is found for any reason whatsoever, to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form. The covenants of the Employee in this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants in this Agreement.

22.          Notices.   Any notice, request or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or three (3) days after being sent by the United States Certified Mail, postage prepaid, with Return Receipt Requested, to the parties at their respective addresses set forth below:

To the Company:	Certegy, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
Attention: Peter T. Sadowski
To the Employee:	Jeffrey S. Carbiener

23.          Waiver of Breach.   The Waiver by any party of any provisions of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by the other party.

24.          Successors.   In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as herein before defined and any such successor that expressly assumes this Agreement or otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

IN WITNESS WHEREOF the parties have executed this Agreement to be effective as of the date first set forth above.

CERTEGY, INC.
By:	/s/ WALTER M. KORCHUN
Its:	Executive Vice President, General Counsel and Secretary
JEFFREY S. CARBIENER
/s/ JEFFREY S. CARBIENER